Exhibit 99.1

August 28, 2014

Investor Relations Contact:
Paul Taaffe
704-227-3623
ptaaffe@fairpoint.com

Media Contact:
Angelynne Amores Beaudry
207-210-3079 - cellular
aamores@fairpoint.com

FairPoint and Unions at Impasse and Company Implements Proposals

Nashua, NH - Following months of negotiations between FairPoint and its northern New England Unions, and after talks remained deadlocked more than three weeks after the prior collective bargaining agreements expired, the Company announced on August 27 that it will implement its final proposals, which have been repeatedly rejected by the Unions. This action is permitted by federal labor law when there is no meaningful prospect for a negotiated settlement.

FairPoint has told the Unions that it would prefer to reach collective bargaining agreements and that it has implemented its proposals only because it sees no likelihood of agreement given the Unions’ bargaining position.

FairPoint has identified labor costs as a key factor in competing to provide 21st century telecommunications and broadband services to its customers.

In a statement from FairPoint Corporate Communications Director Angelynne Amores Beaudry, the Company said:

“The Company would prefer negotiated agreements but feels the offer being implemented, which includes 1. no change to the current wage rates for current employees, 2. substantially the same benefit plans, including medical, as are available to management employees, 3. a freeze of the existing defined benefit pension plan, while preserving employees’ current accrued benefits, and 4. elimination of retiree medical for current employees, is fair to its hard-working and valued workforce. It is regrettable that the issues could not be resolved through bargaining.”

“FairPoint is proud to be a part of the fabric of the northern New England community and our highest priority is our service commitment to our residential and business customers,” Amores Beaudry concluded.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (Nasdaq: FRP) provides advanced data, voice and video technologies to single and multi-site businesses, public and private institutions, consumers, wireless companies and wholesale re-sellers in 17 states. Leveraging an owned, fiber-core Ethernet network - including more than 16,000 route miles of fiber in northern New England - FairPoint has the network coverage, scalable bandwidth and transport capacity to support enhanced applications, including the next generation of mobile and cloud-based communications, such as small cell wireless backhaul technology, voice over IP, data center colocation services, managed services and disaster recovery. For more information, visit www.FairPoint.com.

###